Exhibit 10.4

Stock Option Agreement under Ford Motor Company Long-Term Incentive Plan Incentive Option
This AGREEMENT made as of this      day of     , 20___, by and between Ford Motor Company, a Delaware corporation (the "Company"), and ___________ (the "Optionee"), WITNESSETH:
WHEREAS, the Optionee is now employed by the Company, or one of its subsidiaries, in a responsible capacity and the Company desires to provide an incentive to the Optionee, to encourage the Optionee to remain in the employ of the Company or of one or more of its subsidiaries and to increase the Optionee's interest in the Company's long-term success; and as an inducement thereto, the Company has adopted the Company’s Long-Term Incentive Plan (the "Plan"), to be administered by the Compensation, Talent, and Culture Committee (the "Committee"), and has determined to grant to the Optionee the option herein provided for,
NOW, THEREFORE, IT IS AGREED BETWEEN THE PARTIES as follows:
Subject to the terms and conditions set forth herein, in the Plan, in the "Terms and Conditions of Stock Option Agreement" (the "Terms and Conditions") and in any rules and regulations established by the Committee pursuant to the Plan (all of which are incorporated by reference into this Agreement as though set forth in full herein), the Company hereby grants to the Optionee the right and option to purchase from the Company up to, but not exceeding in the aggregate,      shares of the Company's Common Stock with the par value of $0.01 per share ("Stock"), at a price of $         per share (the "Option").
The Optionee agrees to remain in the employ of the Company or of one or more of its subsidiaries for a period ending on the later of (a) the date one year from the date of this Agreement or (b) one year from the latest date to which the Optionee is obligated to remain in such employ under any option granted to the Optionee under the Plan or any other Stock Option plan of the Company or under any amendment to any such option, except as otherwise provided in Article 3 of the Terms and Conditions; and provided that nothing contained herein or in the Terms and Conditions shall restrict the right of the Company or any of its subsidiaries to terminate the employment or other engagement of Optionee at any time, with or without cause. The term "Company" as used in this Agreement and in the Terms and Conditions with reference to employment shall include subsidiaries of the Company. The term "subsidiary" as used in this paragraph shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company.
This Option is intended to be an incentive stock option.
The grant of this Option to the Optionee is completely discretionary and does not create any rights to receive future stock option grants. The Company may amend, modify or terminate the Plan at any time, subject to limitations set forth in the Plan.
IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AUTHENTICATED as of the above date	FORD MOTOR COMPANY

Optionee
Optionee ID: